EXHIBIT 10.19

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement is made and entered into by INTRALASE INC., a Delaware corporation (“Company”) and RANDY ALEXANDER (“Alexander”).

WHEREAS, Alexander has been employed by the Company since December 1, 1998 and has served as its President since such date, pursuant to the terms of an Offer Letter dated November 20, 1998 (“Offer Letter”).

WHEREAS, the parties have concluded that the Company should seek a new President and Chief Executive Officer for the Company’s next phase and wish to retain Alexander as its President and Chief Executive Officer until his replacement has been hired and as of such date (the “Termination Date”) terminate Alexander’s regular full time employment. In order to assure an orderly transition, the Company is willing to provide Alexander with severance pay beyond what he is entitled to under his Offer Letter in consideration for his being reasonably available for a one year period beyond the Termination Date to provide consulting services as the Company may request.

WHEREAS, the Company and Alexander entered into a Severance Agreement dated April 19, 2002 (the “Severance Agreement”) providing for six months of salary continuation upon a Change of Control of the Company and a termination of employment of Alexander. The parties hereto acknowledge that the Severance Agreement does not apply to the circumstances described herein.

WHEREAS, the parties also wish to assure continued protection for the Company’s highly valuable trade secrets and proprietary data, as well as its advantageous relationships with customers, prospects, vendors, and partners, all of which were entrusted to Alexander during his service to the Company and would be jeopardized if Alexander rendered services to certain competitors during the consulting period.

WHEREAS, the parties also wish to mutually release all claims, known or unknown, that they may have against each other.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	Voluntary Resignation: Alexander hereby resigns voluntarily from his employment with the Company effective upon the Termination Date, and relinquishes his titles of President and Chief Executive Officer as well as any other positions, titles, or directorships he may hold with the Company or any of its affiliated companies, effective on the Termination Date. Alexander shall continue his employment with the Company until the Termination Date as President and Chief Executive Officer on the same terms as existed as of the date hereof.

2.	Accrued Salary, Vacation, and Expenses: On or before Termination Date, the Company shall pay Alexander all unpaid salary and unused accrued vacation due through the Termination Date. The Company shall reimburse Alexander for all reasonable and necessary business expenses he has incurred through the Termination Date in accordance with Company policy provided Alexander promptly submits acceptable documentation.

3.	Bonus Compensation: Alexander earned and is entitled to a cash bonus pursuant to the Company’s existing management bonus program for the period ending December 31, 2002, which bonus amount has been paid. Alexander acknowledges that he has earned no other amount and is not entitled to any further cash or stock compensation pursuant to the Company’s existing management bonus program or any other agreement or understanding for incentive cash or stock compensation except as provided for in the preceding sentence.

4.	Return of Company Property: Alexander shall gather up and return all property of the Company in his possession or control by the Termination Date, including but not limited to any keys, computer or other office equipment, and the originals and copies of all paper or electronic files, records, or other documents.

5.	Consulting Agreement: Effective on the Termination Date, and continuing until the two year anniversary of such date, or until terminated earlier in accordance with this Agreement (“Consulting Period”), Alexander shall make himself reasonably available to provide advice and consultation within his areas of expertise as requested from time to time by the Board of Directors of the Company or other designated members of management, subject to the following conditions:

A. Other Commitments: The Company acknowledges that Alexander may seek and accept employment and other opportunities elsewhere during the Consulting Period subject to the limitations set forth in this Agreement, and the Company will make every reasonable effort to accommodate Alexander’s other commitments in requesting consulting services under this Agreement. The Company and Alexander will make every reasonable effort to request and provide, respectively, consulting services at mutually convenient times. However, the parties agree that requests for consulting services shall not interfere with or impede Alexander’s other employment or opportunities.

B. No Authority: During the Consulting Period, Alexander shall have no authority to act on behalf of the Company or to enter into any agreement or obligation without the express prior authorization of the Board of Directors.

C. No Offset for Other Income: The compensation provided under this Agreement during the Consulting Period shall not be offset by any income Alexander earns from any other source.

D. Trade Secrets and Unfair Competition: Alexander acknowledges that he has been entrusted with access to the Company’s most valuable trade secrets and proprietary data, including but not limited to detailed knowledge concerning the Company’s current and planned products and services, clinical trials, know-how, design and manufacturing techniques, research and development, business plans, marketing and sales programs, financial records, prices and costs, personnel files, potential mergers and acquisitions, and the identities, needs, and preferences of the Company’s customers, prospects, vendors and partners. During the Consulting Period, although Alexander may accept employment with a competitor who has a femtosecond laser project in the field of ophthalmology, Alexander shall not disclose or use any of the Company’s trade secrets or proprietary data described above and he shall not work in any capacity on any femtosecond laser project in the field of ophthalmology, nor shall he provide any work, services, advice, documents, consulting or information of any kind to any competitor or third party with regard to any femtosecond laser project in the field of ophthalmology.

E. Termination of Consulting Period: The Company may terminate the Consulting Period at any time and discontinue all pay in the event that Alexander commits a material breach of his obligations under this Agreement or engages in gross misconduct.

6.	Consulting Compensation: In consideration for Alexander being available to consult during the Consulting Period, the Company shall provide Alexander the following pay and benefits:

A. Salary: The Company shall continue paying Alexander’s base salary bi-weekly at the rate of $8,461.54 for the twelve month period commencing on the Termination Date payable through the Company’s regular payroll, minus appropriate withholding and payroll deductions and shall pay Alexander $1,000 per month for the twelve month period commencing on the first anniversary of the Termination Date.

B. Health Coverage: The Company shall provide Alexander the opportunity commencing on the Termination Date to elect to continue his coverage under the Company’s group health plans pursuant to COBRA. The Company will pay up to $300.00 per month to Alexander to apply to the expenses of such health coverage during the Consulting Period.

C. Stock Options: The incentive stock options and nonqualified stock options granted to Alexander for the purchase of shares of the common stock of the Company which remain outstanding for the number of shares and granted on the date indicated are:

DATE GRANTED	NUMBER OF SHARES
December 1, 1998	100,000
March 23, 1999	15,000
November 1, 2000	18,750 95,924
December 13, 2001	71,575
February 8, 2002	83,278
May 9, 2002	200,000
May 17, 2002	83,210

and shall continue to vest in accordance with their terms during the first twelve months of the Consulting Period. Alexander’s services to the Company under this Agreement during the first twelve months of the Consulting Period, shall constitute “continuous service” for purposes of the Company’s stock option plans and Alexander’s stock option agreements. At the time of the termination of the Consulting Period, Alexander shall have ninety days to exercise the options which were vested as of the first anniversary of the Termination Date and continue to be outstanding as of the last day of the Consulting Period. Thereafter, all stock options granted to Alexander which have not then been exercised shall expire.

D. Restricted Stock: Alexander purchased 220,000 shares of restricted stock on September 25, 2000 by delivery of his promissory note in the principal amount of $56,000 (the “First Note”) and 121,286 shares of restricted stock on March 8, 2002 by delivery of his promissory note in the principal amount of $148,786 (the “Second Note” and with the First Note the “Notes”). The restricted stock has fully vested prior to the date hereof. The principal and interest on the Notes shall remain outstanding and due in accordance with the terms of the Notes. The Company shall not repurchase the vested shares of restricted stock.

7.	Mutual Release of All Claims: Alexander and the Company agree that this Agreement constitutes a full and final settlement of any and all claims they may have against each other. Concurrently with the execution of this Agreement, the parties shall also execute the Mutual Release attached as Exhibit A in accordance with its terms, and this Agreement shall not take effect until the Mutual Release has taken effect.

8.	Confidentiality of Agreement: Alexander and the Company shall keep the terms of this Agreement confidential, except that Alexander may disclose it to his spouse and both parties may make necessary disclosures to their accountants and attorneys, provided the recipient of any such disclosure maintains confidentiality. The parties may also make such disclosures as are required by law, or by a subpoena or court order.

9.	Confidentiality: Alexander acknowledges and agrees that he remains subject to all obligations imposed by the Non-Disclosure and Development Agreement he signed in connection with his employment and all other policies and agreements concerning the confidentiality of the Company’s trade secrets and proprietary data, and ownership of patents, copyrights, trademarks, inventions, and discoveries. Alexander acknowledges that these obligations shall survive the Consulting Period and are not impaired or limited by the terms of this Agreement.

10.	No Solicitation: During the Consulting Period, Alexander shall not directly or indirectly solicit or induce, or attempt to solicit or induce, any employee or consultant of the Company to terminate their employment or cease rendering services to the Company.

11.	Non-Disparagement: Alexander shall refrain from making any false or disparaging remarks about the Company and its personnel, products, and services. The Company will direct management of the Company to refrain from making any false or disparaging remarks about Alexander or his character, abilities, and work performance. If asked about the circumstances surrounding Alexander’s separation from employment, the parties may state that Alexander left the Company by mutual agreement on amicable terms. In response to inquiries about Alexander from prospective employers, the Company shall confirm only his titles, dates of employment, final compensation and benefits, and the fact that he resigned by mutual agreement.

12.	Non-Admission: Neither Alexander nor the Company admits any wrongdoing or liability. If this Agreement is not executed or does not become effective for any reason, it shall be null and void.

13.	Amendment: This Agreement can be modified or amended only in a subsequent written document signed by both Alexander and the Company. A waiver of any breach of this Agreement shall not constitute a waiver of any future breach.

14.	Withholding: All payments to Alexander under this Agreement shall be subject to appropriate withholding and payroll deductions as required by applicable law or Company policy.

15.	Severability: If any provision of this Agreement is found to be invalid, all other provisions shall remain in effect.

16.	Arbitration and Equitable Relief: Any dispute arising out of or relating to this Agreement shall be settled by final and binding arbitration to be held in Orange County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitrator may grant injunctions and all other forms of relief available in a court of law. Payment of the fees and expenses of the Arbitrator(s) shall be allocated as provided by applicable law. The parties shall be entitled to reasonable discovery. The decision of the arbitrator shall be final and binding on the parties, except to the extent that review in court is allowed by law. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. Alexander and the Company understand that they are voluntarily waiving the right to trial by jury.

17.	Successors: The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, to assume the Company’s obligations under this Agreement.

18.	Entire Agreement: This Agreement and the documents it preserves or incorporates shall constitute the entire agreement between the parties, and supersede all other agreements, whether oral, written, or implied, regarding the subject matter hereof, including without limitations the Offer Letter and the Severance Agreement.

19.	Counterparts: This Agreement may be executed in one or more counterparts, and the signature pages may be transmitted by facsimile, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

20.	Voluntary Agreement: Alexander has entered into this Agreement freely and voluntarily, after having been advised to seek advice of legal counsel and having had adequate opportunity to do so.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the 13th day of February, 2003.

/s/ RANDY ALEXANDER

Randy Alexander

INTRALASE INC.,
a Delaware corporation

By:	/s/ WILLIAM J. LINK

Name: William J. Link
Title: Director, Chairman of Compensation Committee

EXHIBIT A

MUTUAL RELEASE

This Mutual Release (“Release”) is made and entered into by RANDY ALEXANDER (“Alexander”) and INTRALASE INC., a Delaware corporation (“Company”).

In consideration of the promises set forth in the Separation and Consulting Agreement between Alexander and the Company of the same date as this Agreement (“Separation Agreement”) and for other valuable consideration, Alexander and the Company agree as follows:

1.	Mutual Release and Waiver of Claims

(a)	Except as provided in Section 1(b), Alexander, for himself and on behalf of his spouse, dependents, heirs, executors, administrators, legal representatives, successors, and assigns (collectively referred to in this Release as “Alexander”), hereby unconditionally and forever releases, discharges, and waives any and all claims of any nature whatsoever, whether legal, equitable or otherwise, known or unknown, that Alexander may have against the Company, its subsidiaries and affiliates, and their employees, officers, directors, shareholders, insurers, representatives, agents, successors, and assigns, including but not limited to claims relating to his hiring, compensation, benefits, assignments, or termination, or arising under any state or federal equal employment law such as Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (as further described in Section 2 below); the Older Workers Benefit Protection Act, the Americans with Disabilities Act; claims under the Employee Retirement Income Security Act of 1974, as amended; the California Fair Employment and Housing Act; or any other federal, state or local laws or regulations regarding employment discrimination or termination of employment. This Release also includes claims for wrongful discharge; fraud or fraudulent inducement; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation under any statute, rule, regulation or under the common law.

(b)	Notwithstanding the foregoing, Alexander does not release, discharge or waive: (i) any rights to receive any benefits provided under the provisions of any Company-maintained qualified retirement plan in which Alexander participates, (ii) any conversion or COBRA rights under a Company-sponsored group term life insurance plan in which Alexander participates, (iii) Alexander’s right to indemnification from the Company to the fullest extent permitted under Delaware General Corporation Law, (iv) Alexander’s right to enforce the terms of the Separation and Consulting Agreement and this Release; and (v) any future rights Alexander may have as a stockholder.

(c)	The Company, for itself and its subsidiaries and affiliates, and their respective officers, directors, employees, agents, successors, and assigns (collectively referred to in this Release as “Company”) hereby unconditionally and forever releases, discharges, and waives any and all claims of any nature whatsoever, whether legal, equitable or otherwise, known or unknown, that the Company may have against Alexander or his spouse, dependents, heirs, executors, administrators, legal representatives, successors, and assigns, including but not limited to claims relating to Alexander’s employment with the Company or arising under state or federal law.

2.	Release and Waiver of Claims Under ADEA

Alexander acknowledges that before signing this Release, the Company advised him to consult with an attorney of his choosing with respect to possible claims under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), as well as under all other federal, state and local laws within the scope of Section 1 above. Alexander understands that ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits, and benefit plans. Alexander wishes to waive any and all claims under the ADEA, as well as under all other federal, state and local laws within the scope of Section 1 above, that he may have against the Company as of the effective date of this Release and hereby waives such claims. Without detracting in any respect from any other provision of this Release:

(a)	Alexander agrees and acknowledges that this Release constitutes a knowing and voluntary waiver of all rights or claims he has or may have against the Company, including but not limited to, all rights or claims arising under ADEA, that he has no physical or mental impairment of any kind that has interfered with his ability to read and understand the meaning of this Release or its terms, and that he is not acting under the influence or impairment of any medication, drug or chemical of any type in entering into this Release.

(b)	Alexander understands that, by entering into this Release, he does not waive any rights or claims under the ADEA that may arise after the date of the execution of this Release.

(c)	Alexander acknowledges that he was allowed a period of at least twenty-one (21) calendar days in which to review and decide whether to sign the Separation and Consulting Agreement and this Release.

(d)	Alexander shall have a period of seven (7) calendar days after he has signed this Release in which to revoke his acceptance by notifying the Company in writing and returning any consideration he may have received under this Release. This Release and the Separation and Consulting Agreement will not become effective until that seven day period has lapsed without such revocation by Alexander.

(e)	In the event of Alexander’s revocation of this Release and the Separation and Consulting Agreement pursuant to subparagraph (d) above, this Release and the Separation and Consulting Agreement will be null and void and of no effect, and the Company will have no obligations under this Release or the Separation and Consulting Agreement.

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3.	Civil Code Section 1542

The parties understand that they are waiving all claims encompassed by this Release, known or unknown. Alexander and the Company hereby waive the protection of any law that would otherwise limit their ability to waive unknown claims, such as California Civil Code section 1542 which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

4.	Proceedings

Alexander and the Company represents that he has not filed any charges, claims, or proceedings of any kind against the other any court or state or local, state or federal agency. To the fullest extent allowed by law, Alexander and the Company agree not to participate in any such proceeding and waives any right to recover against the other in any such proceeding instituted by any other person.

5.	Severability Clause

In the event any provision or part of this Release is found to be invalid or unenforceable, all other provisions shall remain in effect.

6.	Non-Admissions

The parties expressly deny any and all liability or wrongdoing and agree that nothing in this Release shall be deemed to represent any concession or admission of such liability or wrongdoing or any waiver of any defense.

7.	Amendment

This Release can be amended or modified only in a subsequent written document signed by Alexander and the Company. A waiver of any breach shall not constitute a waiver of any future breach.

8.	Controlling Law

This Release shall be governed by the laws of the State of California, without regard to conflicts of law principles.

9.	Counterparts

This Release may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

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10.	Entire Agreement

This Release, the Separation and Consulting Agreement, and the agreements it incorporates shall constitute the complete agreement of the parties concerning the subject matter, and shall supersede all other agreements or understandings whether oral, written, or implied.

IN WITNESS WHEREOF, Alexander and the Company have executed this Mutual Release this              day of                     , 2003.

ALEXANDER ACKNOWLEDGES THAT HE HAS READ THIS RELEASE AND THAT HE FULLY KNOWS, UNDERSTANDS, AND APPRECIATES ITS CONTENTS, THAT HE HAS HAD AT LEAST 21 CALENDAR DAYS TO CONSIDER THIS RELEASE, THAT THIS RELEASE MAY BE REVOKED WITHIN 7 CALENDAR DAYS AFTER ITS EXECUTION, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASES PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

/s/ RANDY ALEXANDER

Randy Alexander

INTRALASE INC.,
a Delaware corporation

By:	/S/ WILLIAM J. LINK

Name: William J. Link
Title: Director, Chairman of Compensation Committee

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